Exhibit 99.1

MIDLAND STATES BANCORP, INC. APPOINTS

JENNIFER L. DIMOTTA TO BOARD OF DIRECTORS

Effingham, IL, November 8, 2018 — Midland States Bancorp, Inc. (NASDAQ: MSBI) (the “Company” or “Midland”) announced today that Jennifer L. DiMotta has been appointed to the Board of Directors of the Company and Midland States Bank.  With the addition of Mrs. DiMotta, the Company’s Board of Directors has increased to 11 members, with eight of the directors classified as independent.

“We are very pleased to add an executive of Jennifer’s caliber to our Board of Directors,” said John M. Schultz, Chairman of the Board of the Company.  “We believe that Jennifer’s experience in leadership, business development and information technology will be a great asset to the Board.  Jennifer’s entrepreneurial background will also be valuable as Midland continues to meet the evolving multi-channel banking needs of our customers.”

Mrs. DiMotta is the President of DiMotta Consulting LLC, a strategic eCommerce and digital marketing consulting firm, which she founded in 2017.  Prior to launching her consulting business, Mrs. DiMotta served as Vice President Digital and Omnichannel of Bluemercury Inc., a cosmetics retailer, as Vice President eCommerce of Sports Authority, Inc., a sporting goods retailer, and as Senior Director of eCommerce of Office Depot. In each of these positions she was responsible for developing eCommerce and digital marketing efforts.  Mrs. DiMotta holds a B.A. in Criminal Justice from the University of Nebraska, and a Master’s Degree in Leadership from Bellevue University.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank.  As of September 30, 2018, the Company had total assets of approximately $5.7 billion and its Wealth Management Group had assets under administration of approximately $3.2 billion.  Midland provides a full range of commercial and consumer banking products and services, business equipment financing, merchant credit card services, trust and investment management, and insurance and financial planning services.  In addition, multi-family and healthcare facility FHA financing is provided through Love Funding, Midland’s non-bank subsidiary.  For additional information, visit www.midlandsb.com or follow Midland on LinkedIn at https://www.linkedin.com/company/midland-states-bank.

Special Note Concerning Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes “forward-looking statements,” including but not limited to statements about the Company’s future performance.  These statements are subject to many risks and uncertainties, including changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; and other risks detailed from time to time in filings made by the Company with the Securities and Exchange Commission. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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CONTACTS:

Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321